Exhibit 99.1
Investor / Media Relations
Mark Van Ert
Senior Vice President
Phone: 952.525.5092




                    Metris Considering a Private Placement of
                      $250 Million of Senior Secured Notes


MINNETONKA, Minn. (March 19, 2004) - Metris Companies Inc. (NYSE: MXT) announced today that it is considering a private placement of Senior Secured Notes (the "Notes") in an aggregate principal amount of approximately $250 million. The offering, if any, would be made pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act").

If completed, Metris would use the net proceeds to refinance existing indebtedness, including its existing term loan indebtedness, its 10 percent Senior Notes due in 2004, and a portion of its 10 1/8 percent Senior Notes due in 2006.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is not an offer of the Notes for sale or a solicitation of an offer to purchase the Notes.

Metris Companies Inc. (NYSE: MXT), based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The Company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, our high liquidity requirement; the risk that certain adverse events could occur resulting in early amortization (required repayment) of our securities; our high delinquency rate, credit loss rates and charge-off rates of our "Credit card loans"; the high charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; the risk that the recent improvement in our delinquency and charge-off rates may not continue; the success and impact of our existing or modified strategic initiatives; the effect of the restatement of the Company's financial statements; risks associated with Direct Merchants Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks associated with fluctuations in the value and income earned from our interest in securitizations; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; the effects of the previously announced SEC investigation, government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; reduced funding availability and increased funding costs; privacy laws that could result in lower revenue generated from fewer marketing campaigns and/or penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of credit protection and other enhancement services. For further information on risk factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.